Exhibit 10.5

MANPOWER INC.
(d/b/a ManpowerGroup)

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is executed as of __________ by and between MANPOWER INC. (d/b/a ManpowerGroup), a Wisconsin corporation (the “Corporation”), and ___________ (the “Employee”).

W I T N E S S E T H:

WHEREAS the Board of Directors of the Corporation has established the 2011 Equity Incentive Plan (the “Plan”) with the approval of the shareholders of the Corporation; and

WHEREAS, the Employee has been granted Restricted Stock Units (“RSUs”) under the Plan subject to the terms provided in this Agreement and the Plan.

NOW, THEREFORE, the Corporation and the Employee hereby agree as follows:

1.  Provisions of Plan Control.  This Agreement shall be governed by the provisions of the Plan, the terms and conditions of which are incorporated herein by reference.  The Plan empowers the Administrator to make interpretations, rules and regulations thereunder, and, in general, provides that determinations of the Administrator with respect to the Plan shall be binding upon the Employee.  Unless otherwise provided herein, all capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan.  A copy of the Plan will be delivered to the Employee upon reasonable request.

2.  Terms of Award.  The Employee has been granted ______ RSUs under the Plan. The Administrator has determined that the Employee will vest in 100% of the RSUs granted hereunder on _______, provided that the Employee is still in the employ of the Corporation or one of its Subsidiaries on each such date.

Notwithstanding the foregoing, the provisions of Section 8(e) of the Plan, regarding a Triggering Event, shall not apply to this Agreement.  Instead, in connection with a Triggering Event, all RSUs shall vest in full upon any of the following:

(i)
If the Corporation’s shares remain publicly traded on a national securities exchange after the Triggering Event, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event;

(ii)
Upon a Triggering Event where the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event, unless the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange; or

(iii)
If the Corporation’s shares do not remain publicly traded on a national securities exchange after the Triggering Event and the RSUs granted hereunder are converted, on a tax-free basis, into similar restricted stock units based on the shares of an acquiring corporation that is publicly traded on a national securities exchange, upon termination of Employee’s employment by the Corporation other than for “Cause,” as defined below, or upon the Employee’s voluntary termination of his employment for “Good Reason,” as defined below, during a Protected Period or within two (2) years following a Triggering Event.

In the event of accelerated vesting due to the termination of Employee’s employment during a Protected Period, the accelerated vesting will occur as of the date of the Triggering Event.

Further, the provisions of Section 8(d)(2) of the Plan regarding normal retirement or early retirement shall not apply to this Agreement.  Instead, upon the Employee’s Retirement, the RSUs shall immediately vest in full.

For purposes of this paragraph:

a.	Termination for “Cause” will mean termination of the Employee’s employment upon:

(i)
Employee’s repeated failure to perform his duties with the Corporation in a competent, diligent and satisfactory manner as determined by the Executive Compensation and Human Resources Committee of the Board of Directors;

(ii)
Employee’s failure or refusal to follow the reasonable instructions or direction of the Corporation’s Board of Directors, which failure or refusal remains uncured, if subject to cure, to the reasonable satisfaction of the Board of Directors for five (5) business days after receiving notice thereof from the Executive Compensation and Human Resources Committee, or repeated failure or refusal to follow the reasonable instructions or directions of the Board of Directors;

(iii)	any act by Employee of fraud, material dishonesty or material disloyalty involving ManpowerGroup;

(iv)	any violation by Employee of a ManpowerGroup policy of material import;

(v)	any act by Employee of moral turpitude which is likely to result in discredit to or loss of business, reputation or goodwill of ManpowerGroup;

(vi)	Employee’s chronic absence from work other than by reason of a serious health condition;

(vii)	Employee’s commissions of a crime the circumstances of which substantially relate to Employee’s employment duties with ManpowerGroup; or

(viii)
the willful engaging by Employee in conduct which is demonstrably and materially injurious to ManpowerGroup.  For purposes of this Agreement, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee not in good faith.

b.	“Good Reason” will mean, without the Employee’s consent, the occurrence of any one or more of the following:

(i)	a material dimunition in Employee’s authority, duties or responsibilities;

(ii)	any material breach of any material obligation of ManpowerGroup for the payment or provision of compensation or other benefits to Employee;

(iii)
a material dimunition in Employee’s base salary or a failure by ManpowerGroup to provide an arrangement for Employee for any fiscal year of ManpowerGroup giving Employee the opportunity to earn an incentive bonus for such year;

(iv)
Employee’s being required by ManpowerGroup to materially change the location of his principal office; provided such new location is one in excess of fifty miles from the location of Employee’s principal office before such change; or

(v)
a material dimunition in Employee’s annual target bonus opportunity for a given fiscal year within two years after the occurrence of a Triggering Event, as compared to the annual target bonus opportunity for the fiscal year immediately preceding the fiscal year in which a Triggering Event occurred.

Notwithstanding the provisions above, Good Reason does not exist unless (i) Employee objects to any material dimunition or breach described above by written notice to the Corporation within twenty (20) business days after such dimunition or breach occurs, (ii) the Corporation fails to cure such dimunition or breach within thirty (30) days after such notice is given and (iii) Employee’s employment with ManpowerGroup is terminated by Employee within ninety (90) days after such dimunition or breach occurs.

c.	“Retirement” will mean termination of the Employee’s employment on or after the Employee has attained age 55 and has completed 10 years of Service.

d.	“Service” means the period beginning on the date the Employee’s employment with the Corporation commences and ending on the date the Employee’s employment with the Corporation terminates.

3.  Dividend Equivalents and Voting Rights.  The Employee shall be credited with additional RSUs equivalent to the dividends or distributions the Employee would have received if the Employee had been the owner of a number of Shares equal of the number of RSUs credited to the Employee during the year or shorter period that the Employee holds RSUs.  The manner of calculating and crediting such additional RSUs shall be determined in accordance with the Plan.  The Employee shall not have any voting or other ownership rights in the Corporation arising from the grant of RSUs under this Agreement.

4.  Taxes.  The Corporation may require payment or reimbursement of or may withhold any tax that it believes is required as a result of the grant or vesting of such RSUs or any payments in connection with the RSUs, and the Corporation may defer making delivery of any Shares in respect of RSUs until arrangements satisfactory to the Corporation have been made with regard to any such payment, reimbursement, or withholding obligation.

5.  Issuance and Delivery of Shares.  In accordance with the Plan, Shares shall be distributed to the Participant as of the date on which the RSUs vest; provided, however, that to the extent that the RSUs become vested upon Retirement and are nonqualified deferred compensation subject to Section 409A of the Code, the Shares shall not be distributed to the Participant until the first business day after the date that is six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code.  Shares shall be registered in the name of the Employee (either in book-entry form or otherwise) promptly following the vesting date.

6.  No Right to Employment.  The granting of RSUs, and any payments or other benefits received by the Employee in connection with the RSUs, is discretionary and shall not be deemed a part of the Employee’s regular, recurring compensation for any purpose, including without limitation for purposes of termination, indemnity, or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided to the Employee unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.

7.  Multiple Executed Copies.  This Agreement may be executed in multiple copies, each of which will constitute an original, and which together will constitute one and the same agreement providing for a single grant of RSUs.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed as of the date and year first above written.

MANPOWER INC. (d/b/a ManpowerGroup)

By:
/s/ Jeffrey A. Joerres
Jeffrey A. Joerres
President and Chief Executive Officer

The undersigned Employee hereby accepts the foregoing grant of Restricted Stock Units and agrees to the several terms and conditions hereof and of the Plan.

Employee